ARTICLES AND PLAN OF EXCHANGE

First: The name and jurisdiction of the exchangor corporation:

Robcor Properties Inc., a Florida corporation

Second: The name and jurisdiction of each exchangee entity:

Robcor LLC, a Kentucky limited liability corporation

Third: The exchange shall become effective on the date of execution.

Fourth: Exchangor shall exchange 250,000 shares of its common stock for each one member interest of Robcor, LLC., a Kentucky limited liability corporation.

Fifth: Adoption of Exchange by exchangor corporation -

This Plan of Exchange was adopted by the board of directors of the exchangor corporation on the date set forth below.

Sixth: Adoption of Exchange by exchangee entity

This Plan of Exchange was adopted by the members of the exchangee on the date set forth below.

Seventh: SIGNATURES FOR EACH ENTITY

Robcor Properties, Inc., a Florida corporation

By: __________________________
    Michael E. Heitz, President

Approved:

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Michael E. Heitz, Director

Robcor, LLC., a Kentucky limited liability corporation

By: __________________________
    Michael E. Heitz, Member

By: __________________________
    Viola Heitz, Member

Date:  ___________________